As filed with the Securities and Exchange Commission on June 27, 2018.
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Park-Ohio Holdings Corp.
(Exact name of registrant as specified in its charter)

Ohio	34-1867219
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
6065 Parkland Boulevard
Cleveland, Ohio 44124
(440) 947-2000
(Address, including zip code, and telephone number, including area code, of principal executive offices)
Park-Ohio Holdings Corp. 2018 Equity and Incentive Compensation Plan
(Full title of the plan)
Robert D. Vilsack
Secretary and General Counsel
Park-Ohio Holdings Corp.
6065 Parkland Boulevard
Cleveland, Ohio 44124
(440) 947-2000
(Name and address, including zip code, and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Smaller reporting company ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)		Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to registered(1)	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, par value $1.00 per share	750,000	$39.34	$29,505,000	$3,673.38

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock, par value $1.00 per share (the “Common Stock”), of Park-Ohio Holdings Corp. as may become issuable pursuant to the anti-dilution provisions of the Park-Ohio Holdings Corp. 2018 Equity and Incentive Compensation Plan.

(2)
Pursuant to Rule 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average of the high and low prices per share of Common Stock on The NASDAQ Stock Market LLC on June 25, 2018, a date that is within five business days prior to filing.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Park-Ohio Holdings Corp. 2018 Equity and Incentive Compensation Plan covered by this Registration Statement on Form S-8 (this “Registration Statement”) as required by Rule 428(b)(1).
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.     Incorporation of Documents by Reference.
Park-Ohio Holdings Corp. (the “Company”) is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents filed with the Commission by the Company pursuant to the Exchange Act are hereby incorporated by reference in this Registration Statement:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 (File No. 000-03134);

(b)	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018 (File No. 000-03134);

(c)	the Company’s Current Reports on Form 8-K filed with the Commission on May 11, 2018 (File No. 000-03134); and

(d)
the description of the Company’s common stock contained in the Company’s Current Report on Form 8-K (File No. 000-03134), filed on June 1, 2006, and any amendment or report filed for the purpose of updating such description.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.     Description of Securities.
Not applicable.

Item 5.     Interests of Named Experts and Counsel.
The legality of the Common Stock being offered by this Registration Statement has been passed upon for the Registrant by Mr. Robert D. Vilsack. Mr. Vilsack is the Secretary and General Counsel of the Registrant. As of June 27, 2018, Mr. Vilsack held 103,429 shares of Common Stock.
Item 6.     Indemnification of Directors and Officers.
Section 34 of our Code of Regulations, as currently in effect, provides that we will indemnify any director or officer or any of our former directors or officers or any person who is or has served at our request as a director, officer or trustee of another corporation, joint venture, trust or other enterprise (and his heirs, executors and administrators) against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such director, officer or trustee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent and according to the procedures and requirements set forth in the Ohio general corporation law, as the same may be in effect from time to time. Section 34 further provides that the indemnification provided for therein shall not be deemed to restrict our right to indemnify employees, agents and others as permitted by the Ohio general corporation law.

Section 1701.13(E) of the Ohio Revised Code (“Revised Code”) provides in regard to indemnification of directors and officers as follows:

(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person’s conduct was unlawful.

(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter in the action, suit, or proceeding, the person shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the action, suit, or proceeding.

(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of that notification, the person shall have the right to petition the court of common pleas or the court in which the action or suit was brought to review the reasonableness of that determination.

(5) (a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which the director agrees to do both of the following:

(i) Repay that amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that the director’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay that amount, if it ultimately is determined that the person is not entitled to be indemnified by the corporation.

(6) The indemnification or advancement of expenses authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification or advancement of expenses under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person. A right to indemnification or to advancement of expenses arising under a provision of the articles or the regulations shall not be eliminated or impaired by an amendment to that provision after the occurrence of the act or omission that becomes the subject of the civil, criminal, administrative, or investigative action, suit, or proceeding for which the indemnification or advancement of expenses is sought, unless the provision in effect at the time of that act or omission explicitly authorizes that elimination or impairment after the act or omission has occurred.

(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against that liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5),(6), or (7).

(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as the person would if the person had served the new or surviving corporation in the same capacity.

We have entered into indemnification agreements (“Indemnification Agreements”) with each of our directors and certain of our officers (“Indemnitees”). Pursuant to each of the Indemnification Agreements, we must indemnify the Indemnitee with respect to his activities as our director or officer and/or as a person who is serving or has served on our behalf (“Representative”) as a director, officer or trustee of another corporation, joint venture, trust or other enterprise, domestic or foreign, in which we have a direct or indirect ownership interest against expenses (including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by him (“Expenses”) in connection with any claim against the Indemnitee which is the subject of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise and whether formal or informal (a “Proceeding”), to which the Indemnitee was, is or is threatened to be made a party by reason of facts which include the Indemnitee’s being or having been such a director, officer or Representative, to the extent of the highest and most advantageous to the Indemnitee, as determined by the Indemnitee, of one or any combination of the following:

(a) The benefits provided by our Code of Regulations as of the date of the Indemnification Agreement;

(b) The benefits provided by our Amended and Restated Articles of Incorporation, Code of Regulations or their equivalent in effect at the time Expenses are incurred by the Indemnitee;

(c) The benefits allowable under Ohio law in effect as of the date of the Indemnification Agreement;

(d) The benefits allowable under the law of the jurisdiction under which we exist at the time Expenses are incurred by the Indemnitee;

(e) The benefits available under our liability insurance;

(f) The benefits that would have been available to the Indemnitee under his executive liability insurance policy; and

(g) Such other benefits as are or may be otherwise available to the Indemnitee.

The Indemnification Agreements provide for the advancement of Expenses to the Indemnitee if the Indemnitee provides us with a written undertaking that (i) the Indemnitee has notified us of any Proceeding; (ii) the Indemnitee believes he should prevail in the Proceeding and (iii) that the Indemnitee will reimburse us for all Expenses if it is determined that the Indemnitee is not entitled to indemnification.

We also maintain directors’ and officers’ liability insurance, pursuant to which our directors and officers are insured against certain liabilities, including certain liabilities under the Securities Act of 1933.

Item 7.     Exemption from Registration Claimed.
Not applicable.
Item 8.     Exhibits.

Exhibit Number	Description of Exhibit
4.1
Amended and Restated Articles of Incorporation of Park-Ohio Holdings Corp. (filed as Exhibit 3.1 to the Annual Report on Form 10-K of Park-Ohio Holdings Corp. for the year ended December 31, 1998 (File No. 000-03134) and incorporated by reference and made a part hereof).

4.2
Code of Regulations of Park-Ohio Holdings Corp. (filed as Exhibit 3.2 to the Annual Report on Form 10-K of Park-Ohio Holdings Corp. for the year ended December 31, 1998 (File No. 000-03134) and incorporated by reference and made a part hereof).

4.3
Specimen Stock Certificate of Park-Ohio Holdings Corp. (incorporated by reference to Exhibit 4.4 of the Post-Effective Amendment No. 1 to the Registration Statement of Park-Ohio Holdings Corp. on Form S-8 (Registration No. 333-28407) filed on June 16, 1998).

4.4	Park-Ohio Holdings Corp. 2018 Equity and Incentive Compensation Plan.
5.1	Opinion of Counsel.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Counsel (included as part of Exhibit 5.1).
24.1	Power of Attorney.
Item 9.     Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on June 27, 2018.
PARK-OHIO HOLDINGS CORP.
By: /s/ Robert D. Vilsack
Name: Robert D. Vilsack
Title: Secretary and General Counsel
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on June 27, 2018.

Signature	Title
*	Chairman, Chief Executive Officer and Director (Principal Executive Officer)
Matthew V. Crawford
*	Vice President, Chief Financial Officer and Director of Corporate Development (Principal Financial and Accounting Officer)
Patrick W. Fogarty
*	President and Director
Edward F. Crawford
*	Director
Patrick V. Auletta
*	Director
John D. Grampa
*	Director
Dan T. Moore, III
*	Director
Ronna Romney
*	Director
Steven H. Rosen
*	Director
James W. Wert

*
Robert D. Vilsack, the undersigned attorney-in-fact, by signing his name hereto, does hereby sign and execute this Registration Statement on behalf of the above indicated officers and directors thereof (constituting a majority of the directors) pursuant to a power of attorney filed with the Commission.

By: /s/ Robert D. Vilsack
Name: Robert D. Vilsack
Title: Attorney-in-Fact